November 9, 2012

Mr. John Havens
Citigroup Inc.
399 Park Avenue
New York, New York  10022

Dear John:

This letter agreement, together with the attachments hereto (collectively, this “Agreement”), reflects our mutual understanding with respect to your separation from Citigroup Global Markets Inc. (the “Company”) and sets forth the payments and benefits that you will be eligible to receive in connection with your separation. For purposes of this Agreement, “Citigroup” shall mean Citigroup Inc., together with its subsidiaries and their affiliates, including, but not limited to, the Company.

1. Termination Date. Effective as of October 15, 2012 (your “Transition Date”), you resigned from your positions as President and Chief Operating Officer of Citigroup Inc., Chief Executive Officer of the Citigroup Inc.’s Institutional Clients Group, and from all other offices, directorships, trusteeships, committee memberships and fiduciary and other capacities held with, or on behalf of, Citigroup. You will separate from employment with Citigroup effective November 30, 2012 (the “Termination Date”).

2. Payments through the Termination Date. Until the close of business on the Termination Date, you will continue to receive (a) salary payments at your current annual base salary rate (less applicable withholdings and deductions), paid in accordance with the Company’s payroll practices in the ordinary course and (b) broad-based employee benefits commensurate with the level and type of benefits you received as of immediately prior to the Transition Date, including, without limitation, a matching contribution for 2012 under Citigroup’s 401(k) plan. You will receive pay (based on your current annual base salary rate (less applicable withholdings and deductions)) in lieu of notice for the period beginning on the Termination Date and ending on December 29, 2012. Through the Termination Date, you will make yourself reasonably available at mutually acceptable times and venues that do not require travel to continue to work on client matters at Citigroup’s reasonable request. You are covered by the Personal Trading Policy until the close of business on the Termination Date.

3. Post-Termination Health and Welfare Benefits. Following the Termination Date, you will be entitled to receive retiree medical, dental, vision and other welfare benefits pursuant to the terms of Citigroup’s broad-based plans and programs and any generally applicable changes thereto, and additional information concerning such benefits has been provided to you under separate cover.

4. Treatment of Outstanding Incentive Awards.

(a) The deferred stock award granted to you on January 17, 2012 under the Capital Accumulation Program under the 2009 Stock Incentive Plan (the “SIP”) will continue to vest over the remainder of the original vesting schedule in accordance with its existing terms and as specified in the applicable plan, prospectus, and award agreement, subject to the clawback provisions and other terms and conditions of the underlying awards.

(b) The deferred cash award granted to you on January 17, 2012 under the Deferred Cash Award Plan (“DCAP”) will continue to vest over the remainder of the original vesting schedule in accordance with its existing terms and as specified in the applicable plan, brochure, and award agreement, subject to the performance-based vesting conditions, clawback provisions, and other terms and conditions of the underlying award.

(c) As of the Transition Date, the stock options granted to you on January 14, 2009 and February 14, 2011 were partially vested. A portion of the stock option granted to you on February 14, 2011 will vest in accordance with its terms as of the Termination Date. The vested portion of the stock options granted to you on January 14, 2009 and February 14, 2011 will remain exercisable for the periods after your Termination Date in accordance with their existing terms and as specified in the applicable plan, prospectus, and award agreement, subject to applicable clawback provisions and other terms and conditions of the underlying awards. The unvested portion of the stock options granted to you on January 14, 2009 and February 14, 2011 will be forfeited as of the Termination Date.

(d) The stock incentive awards granted to you on December 30, 2009 will remain subject to the sale restrictions through January 20, 2013 in accordance with their existing terms and as specified in the applicable plan and prospectus.

(e) The profit sharing award under the 2011 Key Employee Profit Sharing Plan granted to you on February 14, 2011, the long-term restricted stock awards granted to you on December 30, 2009 and January 18, 2011, and the performance-vesting stock granted to you on January 14, 2009 will be forfeited as of the Termination Date.

(f) The deferred cash award granted to you on January 20, 2009 under the DCAP will continue to vest and be paid over the remainder of the original vesting schedule in accordance with its existing terms and as specified in the applicable plan and brochure.

5. Other Payments. If you sign this Agreement and the General Release in the form attached hereto as Attachment A (“General Release”) and you do not revoke it during the Revocation Period (as defined in paragraph 15(b) below), subject to the terms and conditions of this Agreement, including the provisions of paragraphs 7, 9, 10, 11 and 12 (the “Restrictive Covenants”), you will receive a pro-rated incentive award for the 2012 compensation year in respect of your service through the Transition Date (the “Pro-Rated 2012 Incentive Award”). The Pro-Rated 2012 Incentive Award will be equal to $6,792,222, 40% of which will be paid in immediately available cash (the “Initial Payment”), subject to the provisions of this paragraph 5, and 60% of which will be paid in deferred cash in four equal installments promptly following each of January 20, 2014, 2015, 2016 and 2017 consistent with the timing specified in Citigroup’s general deferred cash award program (the “Deferred Cash Award”). The Pro-Rated 2012 Incentive Award will otherwise be subject to the terms and conditions of the award agreement attached hereto as Attachment B. The Initial Payment shall be reduced by the amount of any unpaid, outstanding personal balance due on your Citigroup business credit card as of the Transition Date. The payment of the Initial Payment (after the reduction provided in the preceding sentence) and the grant of the Deferred Cash Award will occur within ten (10) days of the Effective Date (as defined in paragraph 15(b) below). In the event that you have materially breached any of the Restrictive Covenants, after written notice to you and your failure to cure the same within ninety (90) days, then, in addition to any other remedies available to Citigroup, you shall forfeit any unpaid installments of the Deferred Cash Award. You acknowledge and agree that the payments described herein are in excess of the total payments you would otherwise be entitled to receive, absent this Agreement, and shall be paid to you in accordance with and subject to the terms hereof.

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6. 401(k) and Other Plans and Programs.

(a) The Company acknowledges that your account balance under Citigroup’s tax-qualified retirement plan in which you are a participant (including your matching contribution for 2012) is already 100% vested, remains unaffected by this Agreement and shall be paid in accordance with the terms of the plan. Additional information concerning the plan has been or will be provided to you under separate cover.

(b) Except as otherwise provided by this Agreement, any amounts or benefits that are vested benefits as of the Termination Date or that you are otherwise entitled to receive under any other Citigroup plan, policy, practice or program (including accrued vacation and expense reimbursement) shall be payable to you in accordance with such plan, policy, practice or program; provided, that in no event shall you be entitled to any severance pay under any such plan, policy, practice or program.

7. Certain Covenants.

(a) Given your senior position at Citigroup, your substantial knowledge of Citigroup’s clients and personnel and your substantial knowledge of Citigroup’s operations and strategy, you acknowledge and understand that you have the ability to effectively compete with Citigroup.

(b) Accordingly, you agree that, for a period of twelve (12) months following the Termination Date (the “Restricted Period”):

(i) you will not (whether as an employee, director, consultant or principal) become affiliated or associated with any of the following investment firms or banks (or any of their successors): Bank of America Corp.; Barclays PLC; Credit Suisse Group; Deutsche Bank AG; Goldman Sachs Group, Inc.; HSBC Holdings PLC; JP Morgan Chase & Co.; Lazard Ltd.; Morgan Stanley; The Royal Bank of Scotland Group PLC; UBS A.G.; Citi Capital Advisors; and Wells Fargo & Company (each an “Entity”) or any entity or person in which an Entity has a direct or indirect interest of at least 33⅓% (an “Affiliate”); provided, however, that if an Entity or an Affiliate is acquired by (in whole or part), itself acquires (in whole or part), merges with, or has any business combination transaction whatsoever with any organization with which you are employed or affiliated, you will not engage in otherwise restricted activities with the successor business that includes the business of the Entity or Affiliate unless they were permitted under paragraph 7 immediately prior to the effective date of such transaction;

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(ii) you will not engage in any conduct, either individually or in concert with a third party, which, directly or indirectly, causes or attempts to cause any Citigroup employee (with the exceptions of your current secretarial assistants and your current chief of staff) (an “Employee”) to terminate his or her employment with Citigroup; and

(iii) you will not solicit (or attempt to solicit), directly or indirectly, individually, or in concert with a third party, any client of Citigroup with whom you worked, or whom you learned of, at any time during your employment with Citigroup (a “Client”) to (x) terminate its relationship with Citigroup or (y) divert business away from Citigroup.

(c) The foregoing restrictions shall not prohibit any entity with whom you may have a relationship from independently soliciting, recruiting, offering employment to or hiring an Employee, or soliciting a Client, as applicable; provided that you do not have a direct or indirect role whatsoever, including the providing of an opinion or recommendation with respect to any Employee or Client, in connection with the recruitment, solicitation, offering of employment to, or hiring of such Employee or solicitation of such Client, as applicable.

(d) You recognize, acknowledge and agree that the payments provided for in paragraph 5 are expressly contingent on your compliance in all material respects with the conditions of this paragraph 7. You shall be required to certify in writing to Citigroup that you have fully complied with the conditions of this paragraph 7 before any payment under the Deferred Cash Award is made by Citigroup to you. Should you fail to perform in all material respects your obligations under this paragraph 7, the Company shall have no obligation to make any subsequent payments under the Deferred Cash Award to you.

(e) You acknowledge and agree that given the role and opportunity you have had with Citigroup, the covenants contained in this paragraph 7 are reasonable, constitute an important part of Citigroup’s consideration provided to you under this Agreement, and will not unnecessarily or unreasonably restrict your professional opportunities.

(f) Notwithstanding anything to the contrary contained herein or the terms of (i) any award or other agreement between you and Citigroup, (ii) any compensation, equity or benefit plan of Citigroup or (iii) Citigroup’s U.S. Employee Handbook, including, without limitation, the Employment Termination Notice and Nonsolicitation Policy, in each case which is binding on you or in which you participate, the restrictive covenants set forth in this paragraph 7 supersede and replace any similar restrictive covenants contained in the arrangements described in clauses (i) to (iii).

8. Claims. You represent that as of the date you have signed this Agreement, you have not filed, directly or indirectly, nor caused to be filed, any Claims (as defined in the General Release) against Citigroup or the Releasees (as defined in the General Release) in any forum, including federal, state or local court or in arbitration, any administrative proceeding with any federal, state or local administrative agency, or Citigroup’s dispute resolution procedure. You agree that should any administrative agency or third party pursue any claims on your behalf, you waive your right to any monetary or other recovery of any kind.

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9. Non-Disparagement. You agree not to disparage or denigrate Citigroup or the Releasees orally or in writing. Citigroup agrees that it will not, and will instruct the members of the Board of Directors of Citigroup Inc. and the executive officers of Citigroup Inc. to not, disparage or denigrate you orally or in writing (including, without limitation, any comments or statements relating to your performance at Citigroup). Nothing in this paragraph 9 will prevent either party from making a truthful statement in response to a statement by the other party, or will prevent either party from making truthful statements that do not contain any confidential, privileged information concerning your employment or Citigroup’s business activities.

10. Citigroup Property and Proprietary Information.

(a) You agree to return all Citigroup property in your possession, custody or control. You will be entitled to retain permanently (i) papers and other materials of a personal nature, including without limitation personal photographs, personal correspondence, personal diaries, personal calendars and personal rolodexes, personal phone books and files relating to your personal affairs, provided that no Proprietary Information (as defined herein) is contained therein, (ii) information showing your compensation or relating to your reimbursement of business related expenses, (iii) information you reasonably believe may be needed for the planning and preparation of your personal tax returns and (iv) copies of Citigroup plans and agreements relating to your employment with or termination from Citigroup. You further agree that all proprietary or confidential information or trade secrets concerning Citigroup or its businesses, products, services, or employees, including but not limited to information concerning business strategies or plans, systems, products and services and their development, technical information, marketing, trading, investment, fund management and sales activities and procedures, promotion and pricing techniques, cost, credit and financial data, and customer, client, vendor, and employee identities and information (“Proprietary Information”) is the exclusive property of Citigroup. You agree that you have an ongoing obligation not to disclose or use, either directly or indirectly, any such Proprietary Information for any reason unless (w) required by law or by a Relevant Authority (as defined herein) with jurisdiction to order you to divulge, disclose or make accessible such information, (x) necessary in order to cooperate with Citigroup (or its designee) in accordance with paragraph 12 below, (y) with respect to any litigation, arbitration or mediation involving this Agreement or (z) as to Proprietary Information that Citigroup has disclosed that becomes generally known to the public or within the relevant trade or industry. Prior to any disclosure, however, you shall, except as otherwise prohibited by law, give notice to Citigroup’s General Counsel in accordance with paragraph 18 below of any such requirement of law or request or demand by a Relevant Authority for Proprietary Information as promptly as reasonably possible upon your receipt of same and shall reasonably cooperate with Citigroup in any application Citigroup (or its designee) may make seeking a protective order barring disclosure of, or protecting the confidentiality of, such Proprietary Information.

(b) For purposes of this Agreement, a “Relevant Authority” is any domestic or international court of law, governmental or regulatory agency or self-regulatory organization having supervisory authority over the business of Citigroup or any domestic or international arbitral, administrative, judicial or legislative body (including a committee thereof), including the U.S. Securities and Exchange Commission, the New York Stock Exchange, the National Association of Securities Dealers, Inc., or the Financial Industry Regulatory Authority (“FINRA”).

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11. Confidentiality. You represent that at all times prior to the execution of this Agreement you have kept, and on the date of and after the execution of this Agreement you agree that you will keep, the existence and terms of this Agreement that have not otherwise been publicly disclosed by Citigroup and any discussions with an authorized representative of the Company that directly relate to it strictly confidential. You also agree that neither you nor anyone acting on your behalf will disclose such information, directly or indirectly, to any third party, unless such information has been publicly disclosed by Citigroup. Notwithstanding anything contained herein to the contrary, you may disclose the existence and terms of this Agreement and such discussions (i) as required by law or by a Relevant Authority with jurisdiction to order you to divulge, disclose or make accessible such information; (ii) as necessary in a litigation or other legal proceeding, including without limitation in connection with the enforcement of this Agreement; (iii) as necessary in order to cooperate with Citigroup (or its designee) in accordance with paragraph 12 below; and (iv) as necessary, to your spouse, immediate family, attorney, personal tax and financial advisors, or other professional advisors, provided that you first secure the agreement of any person to whom you are disclosing such information to keep such terms of this Agreement strictly confidential. Prior to any disclosure in the case of clause (i) above, you shall give notice to Citigroup’s General Counsel in accordance with paragraph 18 below, of any attempts to compel disclosure as required by law or a Relevant Authority as promptly as reasonably possible upon your receipt of same and shall reasonably cooperate with Citigroup in any application Citigroup (or its designee) may make seeking a protective order barring disclosure of, or protecting the confidentiality of, the terms of this Agreement.

12. Cooperation.

(a) You agree to reasonably cooperate with Citigroup and its attorneys as may be reasonably required, in connection with any past, present or future legal matter involving Citigroup or in connection with any ongoing or future investigation or claim of any kind involving Citigroup, including any formal or informal proceeding before any Relevant Authority (including responding to any formal or informal requests for documents or testimony); provided that (x) such matter, investigation, claim or proceeding relates to an event that occurred during your employment with Citigroup and (y) any meetings you are requested to attend are scheduled on reasonable prior notice and during normal business hours. Citigroup agrees to reasonably cooperate with you and your attorneys as may reasonably be required in connection with any of the foregoing matters.

(b) You further agree, unless otherwise prohibited by law, to execute and deliver any documents that are reasonable and customarily associated with carrying out the provisions of this paragraph 12. You further agree that you will promptly advise Citigroup of any contact made by adverse counsel in any proceeding involving Citigroup and should you speak with such adverse counsel, you will allow legal counsel for Citigroup to attend such interview to prevent disclosure of privileged or confidential information.

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(c) Notwithstanding anything to the contrary herein, any cooperation or execution and delivery of documents pursuant to this paragraph 12 will be reasonably coordinated with your scheduled business or personal activities whenever possible.

(d) Citigroup will promptly reimburse you for the reasonable expenses incurred by you as a result of providing such cooperation and documentation, upon the submission of the appropriate documentation to Citigroup. Such expenses shall include, without limitation, any travel costs and reasonable legal fees of the counsel of your choice to the extent you reasonably believe that separate representation is warranted, subject to paragraph 16. All expenses eligible for reimbursement under this Agreement shall be paid to you promptly after receipt of your written request therefor (accompanied by appropriate documentation), but in any event by no later than December 31 of the calendar year following the calendar year in which such expenses were incurred. The expenses incurred by you in any calendar year that are eligible for reimbursement under this Agreement shall not affect the expenses incurred by you in any other calendar year that are eligible for reimbursement hereunder. Any cooperation or execution and delivery of documents contemplated by this paragraph 12 will be subject to indemnification pursuant to paragraph 16.

(e) You acknowledge that you have advised Citigroup’s General Counsel of all material facts of which you are aware that you reasonably believe constitute material violations of Citigroup’s Code of Conduct, Principles of Employment, or Citigroup’s ethical standards or legal obligations.

13. Remedies.

(a) Notwithstanding anything to the contrary in this Agreement, and without limiting any remedies at law or in equity that may be available to Citigroup or you as provided herein or otherwise, you and Citigroup each acknowledge and agree that a remedy at law for any breach or threatened breach of any covenant contained in paragraphs 7, 9, 10, 11 and 12 above would be inadequate and monetary damages would be difficult to calculate and that for any such breach or threatened breach, a court of law may award an injunction, temporary restraining order, restraining order or other equitable relief, restraining the breaching party from committing or continuing to commit such breach.

(b) It is expressly understood and agreed that if a final determination is made by a court of law that the time or any other restriction contained in paragraph 7 of this Agreement is an unenforceable restriction against you, then the provisions of paragraph 7 of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and to such other maximum extent as such court may determine or indicate to be enforceable. Alternatively, if any such court finds that any restriction contained in paragraph 7 of this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any other provision of this Agreement.

(c) Except as may be allowed under subparagraph (a), any controversy, dispute or claim arising out of or relating to this Agreement, any other agreement or arrangement between you and Citigroup, your employment with Citigroup, or termination thereof, shall be resolved by binding arbitration, to be held in the Borough of Manhattan in New York City, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, unless FINRA is required to arbitrate the matter. Each party to such arbitration shall bear its own costs and expenses.

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14. Partial Invalidity. Following the Effective Date, the invalidity or unenforceability of any provision of this Agreement shall have no effect upon, and shall not impair the validity or enforceability of, any other provision of this Agreement.

15. Knowing and Voluntary Agreement.

(a) You acknowledge that (i) you have read and understand each of the provisions of this Agreement and the General Release; (ii) you are hereby advised to consult with an attorney prior to signing this Agreement and the General Release; (iii) you have 21 calendar days from your receipt of this Agreement to review it and the General Release and to consider your decision to sign it and the General Release, although you may return it and the General Release to the undersigned prior to that time if you desire; (iv) you are entering into this Agreement and the General Release of your own free will; and (v) this Agreement and the General Release is not intended to be a waiver of Claims arising after the date you sign this Agreement.

(b) Once you sign this Agreement and the General Release, you will have 7 calendar days to revoke it. You may do so by delivering written notice of your revocation within the 7-day revocation period (the “Revocation Period”) in accordance with paragraph 18 below. This Agreement and the General Release will become effective on the 8th day after you sign it, provided that you have not revoked it during the 7-day revocation period (the “Effective Date”).

16. Indemnification.

(a) You shall be indemnified to the fullest extent permitted by the corporate documents of the Company and Citigroup in effect as of the Termination Date (or, in the case of paragraph 12, as in effect from time to time) or, if greater, under applicable law, as well as to the fullest extent permitted pursuant to applicable director and officer insurance policies of Citigroup as in effect from time to time. You shall be so indemnified for claims, actions, suits or proceedings (whether civil, criminal, administrative or investigative) (i)(A) made or instituted prior to, on or after the date hereof, and arising out of your service as a director, officer or employee of a Citigroup entity, or (B) arising out of your service as a director, officer or employee, for periods on or prior to the Termination Date, of any entity at the request of Citigroup or (ii) made or instituted after the date hereof and arising out of any cooperation you provide, or documents you execute and deliver, in accordance with paragraph 12.

(b) If, based on governing documents and applicable law, you are entitled to legal representation under any provision of this Agreement, Citigroup will advance fees and expenses for outside counsel of your choosing hired to represent you. You agree that you will repay all of these expenses to Citigroup if it ultimately turns out that you are not entitled to indemnification.

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17. Governing Law; Taxes.

(a) This Agreement shall be governed by the laws of the State of New York (regardless of conflict of laws principles) as to all matters including without limitation validity, construction, effect, performance, and remedies, except to the extent that such laws are preempted by federal law.

(b) The parties agree that the payments and benefits provided under this Agreement or under any other agreement or plan are intended to be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other guidance promulgated thereunder and, accordingly, this Agreement and such other agreement or plan will be administered and interpreted to be consistent with such intent.

18. Notices. All notices, requests and other communications under this Agreement and the General Release will be in writing (including facsimile or similar writing) to the applicable address (or to such other address as to which notice is given in accordance with this paragraph 18).

If to you:	At your most recent home address in the Company’s records

With copies to:	Thomas J. Reid, Esq.
Jeffrey P. Crandall, Esq.
Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017

If to the Company
or Citigroup:	Mr. Paul D. McKinnon
Head, Human Resources
Citigroup Inc.
399 Park Avenue
New York, New York 10022

With copies to:	Rohan Weerasinghe, Esq.
General Counsel
Citigroup Inc.
399 Park Avenue
New York, New York 10022

Jack Nusbaum, Esq.
Michael Katz, Esq.
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019

Each such notice, request or other communication will be effective only when received by the receiving party.

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19. No Mitigation; No Offset. You shall be under no obligation to seek other employment, and there shall be no offset against amounts due to you under this Agreement on account of any remuneration or benefits provided by any subsequent employment you may obtain.

20. Transferability. This Agreement shall be binding upon any successor to Citigroup and/or the Company, whether by merger, consolidation, purchase of assets or otherwise. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any person or entity, other than the parties hereto and their respective successors, which in your case will include your heirs and/or your estate. Notwithstanding the foregoing, you acknowledge and agree that solely for purposes of the General Release, the Releasees shall be third party beneficiaries to the General Release, with full rights to enforce the General Release to the extent applicable to them.

21. Counterparts. This Agreement may be executed in counterparts.

22. Entire Agreement. This Agreement, including the General Release, sets forth the entire agreement and understanding relating to the subject matter hereof, and supersedes all prior discussions, negotiations and agreements concerning such subject matter.

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Paul D. McKinnon
Paul D. McKinnon
Head, Human Resources

11-09-12
Date

Attachment

YOU ARE HEREBY ADVISED BY THE COMPANY TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT.

I HAVE READ THIS AGREEMENT AND UNDERSTAND ALL OF ITS TERMS. I SIGN AND ENTER THIS AGREEMENT KNOWINGLY AND VOLUNTARILY, WITH FULL KNOWLEDGE OF WHAT IT MEANS.

/s/ John Havens	11/9/12
John Havens	Date

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ATTACHMENT A

GENERAL RELEASE

In exchange for the promises, payments, benefits and other consideration set forth in the letter agreement between Citigroup Global Markets Inc. (the “Company”) and John Havens dated November 9, 2012 (the “Letter Agreement”), and to be provided following the Effective Date (as defined below) of this General Release (as defined in the Letter Agreement), and subject to the terms of the Letter Agreement and the execution (without revocation) and delivery of this General Release:

1. (a) John Havens, on his own behalf and on behalf of his agents, assignees, attorneys, heirs, executors, and administrators (individually and collectively, “Executive”), hereby releases the Company, Citigroup Inc., their predecessors, successors and assigns, and its current and former parents, affiliates, subsidiaries, divisions and joint ventures (individually and collectively, “Citigroup”), and all of their current and former officers, directors, employees, and agents, in their capacity as Citigroup representatives (individually and collectively, “Releasees”) from any and all controversies, claims, demands, promises, actions, suits, grievances, proceedings, complaints, charges, liabilities, damages, debts, taxes, allowances, and remedies of any type, including but not limited to those arising out of his employment with Citigroup (individually and collectively, “Claims”) that Executive may have as of the date of execution of this General Release by reason of any matter, cause, act, or omission. This release applies to Claims that Executive knows about and those Executive may not know about occurring at any time on or before the date of execution of this General Release.

(b) This General Release includes, but is not limited to, a release of all rights and Claims by Executive under, as amended, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Rehabilitation Act of 1973, the Civil Rights Acts of 1866 and 1991, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, the Equal Pay Act of 1963, the Family and Medical Leave Act of 1993, the Fair Labor Standards Act of 1938, the Older Workers Benefit Protection Act of 1990, the Occupational Safety and Health Act of 1970, the Worker Adjustment and Retraining Notification Act of 1989, the Sarbanes-Oxley Act of 2002, the New York State Human Rights Act, and the New York City Human Rights Act, as well as any other foreign, federal, state, or local statute, regulation, or common law regarding employment, employment discrimination, termination, retaliation, equal opportunity, or wage and hour. Executive specifically understands that he is releasing Claims based on age, race, color, sex, sexual orientation or preference, gender identity or expression, marital status, religion, national origin, citizenship, military or veteran status, disability, genetic characteristic, and other legally protected categories.

(c) This General Release also includes a release of any Claims by Executive for breach of contract, whistleblowing, any tortious act or other civil wrong, attorneys’ fees, and all compensation and benefit claims including, without limitation, Claims concerning salary, bonus, and any award(s), grant(s), or purchase(s) under any equity, discretionary incentive and retention compensation plan or program, and separation pay under the Citigroup Separation Pay Plan and any other separation pay plan maintained by Citigroup.

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(d) Executive waives his right to any monetary or other recovery of any kind for any Claims released herein against Citigroup or the Releasees in any forum, including federal, state, or local court or in arbitration, any administrative proceeding with any federal, state, or local administrative agency, or Citigroup’s dispute resolution procedure. In addition, Executive is waiving his right to pursue any Claims against Citigroup and Releasees under any applicable dispute resolution procedure, including any arbitration policy.

(e) Executive acknowledges that this General Release is intended to include, without limitation, all Claims known or unknown that Executive has or may have against Citigroup and Releasees through the date of execution of this General Release. Notwithstanding anything herein, Executive expressly reserves and does not release pursuant to this General Release (and the definition of “Claims” will not include) (i) Executive’s rights under the Letter Agreement, including his rights with respect to the enforcement of the Letter Agreement, including the right to receive the payments, equity and benefits specified or referred to in the Letter Agreement; (ii) Executive’s rights to the vested benefits (including reimbursement of business expenses) he may have, if any, under any Company or Citigroup employee compensation and benefit plans and programs to the extent preserved pursuant to or referred to in the Letter Agreement; (iii) any claim arising after the date of execution of this General Release; (iv) any right to indemnification or insurance pursuant to paragraph 16 of the Letter Agreement; and (v) any rights or claims Executive may have with respect to any brokerage, private bank or similar account or investment maintained by him, or an immediate family member maintained, with Citigroup.

(f) Further, this General Release does not limit or exclude the jurisdiction of any federal, state or local agency or self-regulatory organization. Accordingly, nothing in this General Release shall be construed to prevent Executive from filing a charge with, or participating in an investigation conducted by, the U.S. Equal Employment Opportunity Commission or applicable state or local agency. However, Executive understands and agrees that he shall not be entitled to seek or receive any monetary compensation as a result of any proceeding of any kind including, but not limited to, a proceeding arising from the filing of a charge and/or participating in an investigation resulting from the filing of a charge by Executive or anyone on his behalf.

2. Citigroup Inc. hereby acknowledges that as of the date of execution of this General Release, the Board of Directors of Citigroup Inc. is not aware of any claim that Citigroup may have by reason of any matter, cause, act, or omission against Executive, Executive’s estate or Executive’s legal representatives.

3. Executive acknowledges that he has had at least 21 days from the date of delivery of the Letter Agreement to consider the terms of the Letter Agreement and this General Release, that he has been advised to consult with an attorney regarding the terms of this General Release prior to executing it, that he fully understands all of the terms and conditions of this General Release, that he understands that nothing contained herein contains a waiver of claims arising after the date of execution of this General Release, and he is entering into this General Release knowingly, voluntarily and of his own free will. Executive further understands that his failure to sign this General Release and return such signed General Release to Head, Human Resources, Citigroup Inc., 399 Park Avenue, New York, NY 10022 with a copy to the General Counsel, Citigroup Inc., 399 Park Avenue, New York, NY 10022 by 5:00 pm on the 22nd day after the Termination Date will render him ineligible for the payments and benefits described herein and in the Agreement.

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4. Executive understands that once he signs and returns this General Release to Head, Human Resources of Citigroup Inc. with a copy to the General Counsel of Citigroup Inc., he has 7 calendar days to revoke it. Executive may do so by delivering to Head, Human Resources, Citigroup Inc., 399 Park Avenue, New York, NY 10022 with a copy to the General Counsel, Citigroup Inc., 399 Park Avenue, New York, NY 10022 written notice of his revocation within the 7-day revocation period (the “Revocation Period”). In the event of any such revocation by Executive, all obligations of the parties under the Letter Agreement and this General Release shall terminate and be of no further force and effect as of the date of such revocation. This General Release will become effective on the 8th day after Executive signs and returns it to Head, Human Resources of Citigroup Inc. with a copy to the General Counsel of Citigroup Inc. (“Effective Date”); provided that Executive has not revoked it during the Revocation Period.

EXECUTIVE IS HEREBY ADVISED BY THE COMPANY TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS GENERAL RELEASE.

I HAVE READ THIS GENERAL RELEASE AND UNDERSTAND ALL OF ITS TERMS. I SIGN AND ENTER THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY, WITH FULL KNOWLEDGE OF WHAT IT MEANS.

/s/ John Havens	11/9/12
John Havens	Date

Accepted and Agreed:

CITIGROUP INC.

By:	/s/ Paul D. McKinnon
Paul D. McKinnon
Head, Human Resources

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ATTACHMENT B

FORM OF 2012 INCENTIVE AWARD AGREEMENT

FORM OF CITIGROUP DCAP AGREEMENT

Citigroup Inc.

Deferred Cash Award Plan Award Agreement

Summary

Citigroup Inc. (“Citigroup”) hereby grants to {NAME} (the “Participant”) the deferred cash award summarized below pursuant to the terms of the Discretionary Incentive and Retention Award Plan (“DIRAP”), the Deferred Cash Award Plan, as amended and restated effective January 1, 2012 (“DCAP”) and the letter agreement between [Citigroup][Citigroup Global Markets Inc.] and Participant dated [DATE] (the “Letter Agreement”). The terms, conditions and restrictions of your award are contained in this Award Agreement, including the attached Terms and Conditions (together, the “Agreement”).

For the award to be effective, you must sign below and return this page of the Agreement.

Summary of Participant’s Deferred Cash Award (the “Deferred Cash Award”)

Award date	[Date]
Principal amount	$[Amount]
Notional interest rate (compounded annually)	2.84%
Vesting dates (and percentage vesting)	January 20, 2014 (25%) January 20, 2015 (25%) January 20, 2016 (25%) January 20, 2017 (25%)

Acceptance and Agreement by Participant. I hereby accept the award described above, and agree to be bound by the terms, conditions, and restrictions of such award as set forth in this Agreement (which includes the attached Terms and Conditions), acknowledging hereby that I have read and that I understand such document, and Citigroup’s policies, as in effect from time to time, relating to the administration of Citigroup’s incentive compensation programs.

CITIGROUP INC.		PARTICIPANT'S SIGNATURE:

By:
	[Name]	Name:
[Title]

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CITIGROUP INC.

DCAP AWARD AGREEMENT

TERMS AND CONDITIONS

The Terms and Conditions below constitute part of this Agreement and relate to the Deferred Cash Award described on the preceding Summary page. All references to the Deferred Cash Award in this Agreement shall include any notional interest accrued thereon. Except as otherwise provided herein, the “Company” shall mean Citigroup and its consolidated subsidiaries. The “Committee” shall mean the Personnel and Compensation Committee of the Citigroup Board of Directors.

1. Participant Acknowledgements. By accepting the Deferred Cash Award, Participant acknowledges that:

(a)          He has read and understands these Terms and Conditions.

(b)          The Deferred Cash Award will be canceled if vesting conditions set forth herein are not satisfied.

(c)          The Deferred Cash Award is an unsecured general obligation of Citigroup and, until paid in accordance with its terms, is subject to the claims of Citigroup’s creditors. Any required tax withholding and reporting will be in accordance with Citigroup’s policies, as in effect from time to time, relating to the administration of Citigroup’s incentive compensation programs.

(d)          The Deferred Cash Award is in satisfaction of the obligation to pay the deferred cash award in paragraph 5 of the Letter Agreement.

2. Vesting Conditions. If the conditions to vesting as specified in this Section 2 are not satisfied as of the applicable vesting date(s), the unvested portion of the Deferred Cash Award may be reduced or canceled.

(a) Performance Vesting Condition applicable to Deferred Cash Award. Each scheduled vesting of each portion of a Participant’s Deferred Cash Award will be subject to the following condition (a “Performance Vesting Condition”). The Committee may cancel all or a portion of an unvested portion of the Deferred Cash Award if Participant has had during his employment with the Company significant responsibility for a material adverse outcome for Citigroup or any of its businesses or functions. The Committee is not aware of any event or condition that has been determined to be a material adverse outcome as of the date of the Letter Agreement. The Committee shall have the exclusive discretionary authority (exercised in good faith) to determine and define “significant responsibility” and “material adverse outcome.”

(b) Clawback; Misconduct; Error; Downturn in Performance or Failure of Risk Management. Any unvested portion of the Deferred Cash Award may be canceled or forfeited if the Committee, in its sole discretion (exercised in good faith), determines that (1) Participant received the Deferred Cash Award based on materially inaccurate publicly reported financial statements, (2) Participant knowingly engaged in providing materially inaccurate information relating to publicly reported financial statements, (3) Participant materially violated any risk limits established or revised by senior management and/or risk management, or (4) Participant engaged during his employment with the Company in misconduct that is materially injurious to the Company or otherwise constitutes gross misconduct. The Committee is not aware of any act or item described in this Section 2(b) as of the date of the Letter Agreement.

(c) Compliance with Covenants. Any unvested portion of the Deferred Cash Award may be canceled or forfeited if Participant has materially breached any covenant contained in paragraphs 7, 9, 10, 11 and 12 of the Letter Agreement, after written notice to Participant and Participant’s failure to cure the same within ninety (90) days.

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(d) Notional Interest on Deferred Cash Award. Participant acknowledges that the Deferred Cash Award does not provide for actual interest payments but, if and when paid, includes an additional amount calculated with reference to an interest rate. Notional interest on the Deferred Cash Award shall be calculated at the rate of 2.84%, compounded annually. Notional interest shall be based on an accrual period of March 1, 2013 – January 31, 2014, and thereafter, a February 1 – January 31 accrual period, commencing February 1, 2014. Notional interest shall accrue on each installment through January 31st of the year in which a vesting date occurs. The payment of a vested installment of the Deferred Cash Award will include the accrued notional interest on the value of the installment that vests after the Performance Vesting Condition described in Section 2(a) is applied.

(e) Additional Conditions. Once all applicable conditions to vesting have been satisfied, the vested portion of the Deferred Cash Award will be distributed in accordance with paragraph 5 of the Letter Agreement, except as may be provided elsewhere in this Agreement. Vesting and payment in each case are subject to receipt of the information necessary to make required tax payments and confirmation by Citigroup that all applicable conditions to vesting and payment have been satisfied. All payments pursuant to the Deferred Cash Award will be net of any amounts withheld for taxes.

4. Transferability. The unvested portion of the Deferred Cash Award may not be sold, pledged, hypothecated, assigned, margined or otherwise transferred, other than by will or the laws of descent and distribution, and neither the Deferred Cash Award nor any interest or right therein shall be subject to the debts, contracts or engagements of Participant or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law, by judgment, lien, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy or divorce), and any attempted disposition thereof shall be null and void, of no effect, and not binding on the Company in any way. Participant agrees that any purported transfer shall be null and void, and shall constitute a breach of this Agreement causing damage to the Company for which the remedy shall be cancelation of the Deferred Cash Award. During Participant’s lifetime, all rights with respect to the Deferred Cash Award shall be exercisable only by Participant, and any and all payments in respect of the Deferred Cash Award shall be to Participant only. The Company shall be under no obligation to entertain, investigate, respect, preserve, protect or enforce any actual or purported rights or interests asserted by any creditor of Participant or any other third party in the Deferred Cash Award, and Participant agrees to take all reasonable measures to protect the Company against any such claims being asserted in respect of Participant’s Deferred Cash Award and to reimburse the Company for any and all reasonable expenses it incurs defending against or complying with any such third-party claims if Participant could have reasonably acted to prevent such claims from being asserted against the Company.

5. Right of Set Off. Participant agrees that the Company may, to the extent determined by the Company to be permitted by applicable law and consistent with the requirements of Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), retain for itself funds or securities otherwise payable to Participant pursuant to the Deferred Cash Award or any award under any award program administered by Citigroup to offset any amounts paid by the Company to a third party pursuant to any award, judgment, or settlement of a complaint, arbitration, or lawsuit of which Participant was the subject; to satisfy any obligation or debt that Participant owes the Company or its affiliates; or in the event any award is canceled pursuant to its terms. The Company may not retain such funds or securities and set off such obligations or liabilities, as described above, until such time as they would otherwise be distributable to Participant in accordance with the applicable award terms.

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6. Consent to Electronic Delivery. In lieu of receiving documents in paper format, Participant hereby agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that Citigroup may be required to deliver (including, but not limited to, brochures, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms or communications) in connection with the Deferred Cash Award and any other prior incentive award or program made or offered by Citigroup or its predecessors or successors. Electronic delivery of a document to Participant may be via a secure internet site to which Participant has access.

7. Plan Administration. The Deferred Cash Award described in this Agreement has been granted subject to the terms of the DCAP plan document. The Committee has the exclusive discretionary authority to make determinations regarding the administration of the Deferred Cash Award, and shall have the exclusive and final authority to determine all calculations of notional interest.

8. Taxes and Tax Residency Status.

(a) Compliance. By accepting the Deferred Cash Award, Participant agrees to pay all applicable taxes and to file all required tax returns in all jurisdictions where Participant is subject to tax and/or an income tax filing requirement. To assist Citigroup in achieving full compliance with its obligations under the laws of all relevant taxing jurisdictions, Participant agrees to keep complete and accurate records of his income tax residency status and the number and location of workdays outside his country of income tax residency from the date of the Deferred Cash Award until the vesting of the Deferred Cash Award. Participant also agrees to provide, upon request, complete and accurate information about his tax residency status to Citigroup during such periods. Participant will be responsible for any tax due, including penalties and interest, arising from any misstatement by Participant regarding such information.

(b) Deferred Cash Award. To the extent the Company is required to withhold tax in any jurisdiction upon the vesting of the Deferred Cash Award or at such times as otherwise may be required in connection with the Deferred Cash Award, the Company will withhold from the vested portion of the award to the extent permitted by applicable law and Participant will be paid the after-tax amount.

9. Entire Agreement. The DCAP plan document, this Agreement and the Letter Agreement constitute the entire understanding between the Company and Participant regarding the Deferred Cash Award and supersede all previous written, oral, or implied understandings between the parties hereto about the subject matter hereof, including any written or electronic agreement, election form or other communication to, from or between Participant and the Company.

10. Section 409A Compliance.

(a) Tax Liability. Participant understands that as a result of Section 409A of the Code, he could be subject to adverse tax consequences if the Deferred Cash Award or the DCAP and program documents are not administered in accordance with the requirements of Section 409A of the Code. In such circumstances, Citigroup may, but will not be required to, modify or amend the Deferred Cash Award, as provided by the DCAP plan document. However, Participant acknowledges that there is no guarantee that the Deferred Cash Award, or any amendment or modification thereto, will successfully avoid unintended tax consequences to Participant and that the Company does not accept any liability therefor.

(b) Modification. By accepting the Deferred Cash Award, Participant hereby consents to the amendment or modification of the Deferred Cash Award and any outstanding award(s) heretofore granted to Participant, as provided by Section 10(a) of this Agreement, to the extent any such award may result in taxation pursuant to Section 409A of the Code or any other provision of applicable U.S. income tax law that would otherwise cause the Deferred Cash Award to be subject to tax prior to the time at which the Company anticipated the Deferred Cash Award would become taxable; provided, however, unless the Committee determines otherwise, any amendment or modification to outstanding award(s) pursuant to this Section 10(b) shall maintain, to the maximum extent practicable, the original intent of the amended or modified provision without contravening the provisions of Section 409A of the Code. The amendment or modification of any Deferred Cash Award pursuant to this consent shall be at the Company’s sole discretion and the Company shall not be obligated to amend or modify the Deferred Cash Award or any plan or program documents, nor shall the Company be liable for any adverse tax or other consequences to Participant resulting from such amendments or modifications or the Company’s failure to make any such amendments or modifications for purposes of complying with Section 409A of the Code or for any other purpose.

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11. Compliance with Regulatory Requirements. Notwithstanding any provision of this Agreement to the contrary, the Deferred Cash Award may be amended or modified to the extent required under any applicable law, regulation, rule, regulatory guidance, or legal authority to (a) comply with any legal, regulatory or governmental requirements, directions, supervisory comments, guidance or promulgations, (b) comply with the listing requirements of any stock exchange on which the Company’s common stock is traded, or (c) comply with or enable the Company to qualify for any government loan, subsidy, investment or other program.

12. Arbitration; Conflict; Governing Law. Any disputes related to the Deferred Cash Award shall be resolved by arbitration in accordance with paragraph 13(c) of the Letter Agreement. In the event of a conflict between this Agreement and the DCAP plan document, this Agreement shall control. This Agreement shall be governed by the laws of the State of New York (regardless of conflict of laws principles) as to all matters, including, but not limited to, the construction, application, validity and administration of the Company’s incentive award programs.

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